                                                                   EXHIBIT 12.1








                      WILLIAMS COMMUNICATIONS GROUP, INC.
             COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                                               Nine Months Ended
                                                 September 30,                            Year Ended December 31,
                                               ----------------- ---------     ---------     ---------     ---------     ---------
                                                      2000          1999         1998           1997          1996          1995
                                               ----------------- ---------     ---------     ---------     ---------     ---------
                                                                                    (In thousands)
Earnings:
     Income (loss) before income taxes and
        cumulative effect of change in
        accounting principle                       $(152,000)    $(367,472)    $(190,826)    $ (28,005)    $  (3,146)    $   6,763

     Add:
        Interest expense-net                         148,205        97,212         7,468           933        17,367        13,999
        Rental expense representative
           of interest factor                        118,363        96,786        44,590        28,120        18,786         1,784
        Minority interest income (loss) of
           consolidated subsidiaries                 (34,979)      (31,503)      (15,645)       13,506            --            --
        Equity losses                                  9,748        36,440         7,908         2,383         1,601            72
                                                   ---------     ---------     ---------     ---------     ---------     ---------

Total earnings (loss) as adjusted plus
     fixed charges                                 $  89,337     $(168,537)    $(146,505)    $  16,937     $  34,608     $  22,618
                                                   =========     =========     =========     =========     =========     =========

Fixed charges:
     Interest expense-net                          $ 148,205     $  97,212     $   7,468     $     933     $  17,367     $  13,999
     Capitalized interest                            116,172        39,518        11,182         7,781            --            --
     Rental expense representative
        of interest factor                           118,363        96,786        44,590        28,120        18,786         1,784
                                                   ---------     ---------     ---------     ---------     ---------     ---------

        Total fixed charges                          382,740       233,516        63,240        36,834        36,153        15,783

     Preferred stock dividends and amortization
        of preferred stock issuance costs                540            --            --            --            --            --
                                                   ---------     ---------     ---------     ---------     ---------     ---------

     Combined fixed charges and preferred
        stock dividend requirements                $ 383,280     $ 233,516     $  63,240     $  36,834     $  36,153     $  15,783
                                                   =========     =========     =========     =========     =========     =========

Ratio of earnings to fixed charges                       (a)           (a)           (a)           (a)           (a)          1.43x
                                                   =========     =========     =========     =========     =========     =========

Ratio of earnings to combined fixed charges
     and preferred stock dividend
     requirements                                        (b)           (b)           (b)           (b)           (b)          1.43x
                                                   =========     =========     =========     =========     =========     =========

--------------------------------
(a) Earnings were inadequate to cover fixed charges by $293,403,000, $402,053,000, $209,745,000, $19,897,000, and $1,545,000 for the nine months ended September 30, 2000 (unaudited) and the years ended 1999, 1998, 1997, and 1996, respectively.

(b) Earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $293,943,000, $402,053,000, $209,745,000,
     $19,897,000, and $1,545,000 for the nine months ended September 30, 2000 (unaudited) and the years ended 1999, 1998, 1997, and 1996, respectively.